Exhibit 99.j

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Aberdeen Funds:

We consent to the use of our report dated December 27, 2018, with respect to the financial statements of the Aberdeen China A Shares Equity Fund (formerly, Aberdeen China Opportunities Fund) as of October 31, 2018, incorporated herein by reference, and to the references of our firm under the heading “Financial Highlights” in the Prospectus and under the headings, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 13, 2019